Exhibit 99.1

NEWS FROM		Precision Castparts Corp.
	4650 S. W. Macadam Ave. Suite 400 Portland, OR 97239 Telephone (503) 946-4800	CONTACT:Dwight Weber (503)946-4855 Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. DELIVERS STEADY FINANCIAL

PERFORMANCE IN SECOND QUARTER FISCAL 2009

Second Quarter Highlights (from Continuing Operations)

•	EPS of $1.89, an increase of 13.2% versus Q2 fiscal 2008

•	Sales of $1.82 billion, up 5.9 percent over Q2 fiscal 2008

•	Consolidated segment operating income margin of 22.3%

•	Total debt of $309 million and cash of $532 million

PORTLAND, Oregon – October 21, 2008 –Precision Castparts Corp. (NYSE: PCP) increased year-over-year sales and earnings in the second quarter of fiscal 2009, overcoming the effects of seasonal maintenance, Hurricane Ike, and the unplanned outage of an isothermal forge.

Second Quarter FY2009 Financial Highlights

Total sales from continuing operations were $1.82 billion in the second quarter of fiscal 2009, up 5.9 percent over sales of $1.72 billion a year ago. Year over year, consolidated segment operating income improved by 10.1 percent, rising to $405.2 million, or 22.3 percent of sales, from $368.0 million, or 21.4 percent of sales, in the same period last year. Second quarter net income from continuing operations increased 13.6 percent, totaling $265.7 million, or $1.89 per share (diluted, based on 140.7 million shares outstanding) versus $233.8 million, or $1.67 per share (diluted, based on 140.1 million shares outstanding) in the second quarter of fiscal 2008.

Including discontinued operations, net income was $269.3 million for the quarter, or $1.91 per share (diluted).

Business Highlights

Investment Cast Products

Segment sales totaled $612.0 million in the second quarter of fiscal 2009, an increase of 15.2 percent over sales of $531.1 million a year ago. Contractual metal pass-through for the quarter comprised approximately $23.8 million of these sales, compared to $23.3 million in the same period last year. Operating income rose by 24.3 percent year over year, growing to $156.1 million, or 25.5 percent of sales, in the second quarter, compared to $125.6 million, or 23.6 percent of sales, a year ago. Investment Cast Products saw robust aerospace demand during the quarter. This demand has been interrupted by the Boeing strike, is expected to pick up when the Boeing strike ends, and will further accelerate when the 787 moves into production. The industrial gas turbine (IGT) business continues to grow at a strong pace, driven by solid demand in the global marketplace and increased customer penetration. The Deer Creek IGT expansion was completed during the quarter, while the new Renaissance Park IGT facility in Painesville, Ohio, is transitioning rapidly from qualification into initial production through the balance of the fiscal year, providing a firm foundation for accelerated growth. The segment continued to see good margin expansion throughout its operations during the second quarter, with continued upside going forward.

Forged Products

Second quarter sales for Forged Products were $781.1 million, versus sales of $813.0 million last year. Contractual metal pass-through pricing added approximately $78.7 million in the current quarter compared to approximately $87.5 million in the same quarter last year. Lower selling prices of external alloy sales from the segment’s three primary mills, combined with increased intercompany sales, negatively impacted sales in the quarter by approximately $85 million versus a year ago. In addition, the segment’s revert management operations increased inter-company sales by approximately $40 million year over year, as the Caledonian operations continue to gain traction. Operating income totaled $153.1 million, or 19.6 percent of sales, compared to operating income of $176.4 million, or 21.7 percent of sales, a year ago. Planned maintenance downtime, isothermal forge damage, and Hurricane Ike combined to negatively impact the segment’s operating income by approximately $22.0 million. Looking forward, Forged Products sales are expected to continue to benefit from increasing seamless pipe sales, which showed solid year-over-year growth of approximately 24 percent, while maintaining its backlog of global business of more than $900 million. Aerospace sales in this segment were also strong prior to the Boeing strike and should solidify after the strike is over and accelerate as the 787 build schedule ramps up. In addition, Forged Products continues to see significant growth opportunities in nickel alloy mill forms for non-aerospace applications, including the oil & gas, chemical/petrochemical, and power generation industries.

Fastener Products

Fastener Products’ sales increased 13.8 percent, with sales totaling $426.4 million in the second quarter of fiscal 2009, versus sales of $374.6 million last year. In addition, the segment improved operating income by 31.4 percent, climbing to $119.6 million, or 28.0 percent of sales, this year from $91.0 million, or 24.3 percent of sales, a year ago. Critical aerospace fasteners sales grew 19 percent year over year, significantly outpacing the market. As with the other two segments, Fastener Products’ aerospace demand was very strong prior to the Boeing strike, and, at the strike’s conclusion, the segment should expect to see solid demand and increasing production, accelerated by growing 787 production rates. Second quarter sales were impacted by a decline in automotive fastener sales, driven by flagging North American automobile production. The segment continued to produce solid operating income and margin expansion in the quarter, driven by strong operational execution on all fronts, with further opportunities for improvement going forward. In addition, Fastener Products continues to target additional growth opportunities in its aerospace markets. With the recently announced Airdrome Holdings and Fatigue Technology acquisitions, the segment continues to expand its product offerings and open access to new markets and growth opportunities.

“Due to the hard work of our operating units, we powered our way through some significant challenges in the second quarter,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “The scheduled preventative maintenance of our large forging presses is always a drag on Q2 earnings, but the lost production from our second isothermal forge and the effects of Hurricane Ike presented unanticipated challenges during the quarter as well.

“Like other aerospace suppliers, we are feeling the impact of the Boeing strike, and the longer it lasts, the more orders will get pushed out,” Donegan continued. “Demand on our Special Metals aerospace operations had already begun to fall late in the second quarter, and we are now seeing the impact on our third quarter sales expectations across the balance of our aerospace businesses. We are positioning our businesses to deal with the situation as it develops, while making certain that we are well prepared to support the needs of our customers when the strike ends.

“Looking beyond the ongoing Boeing situation and the unpredictability of current economic conditions, our long-term aerospace outlook remains positive,” Donegan said. “The base aircraft build rate at Airbus and Boeing remains stable. In addition, we expect significant sales gains once the 787 moves into production later in 2009 and beyond, given our significant dollar content on that platform.

“Our power generation business also continues to receive strong demand signals from its customers,” Donegan said. “As our new IGT capacity nears completion, we will be able to respond more effectively to the demands of our base business and handle the significant development load of our recent market penetration. Similarly, seamless pipe demand remains robust, with a solid backlog of more than $900 million representing more than 24 months of production.

“Our balance sheet position is extremely strong, even after taking into account our two recently announced fastener acquisitions, Airdrome Holdings and Fatigue Technology,” Donegan concluded. “Our cash and debt capacity provide significant flexibility to act upon strategic options as they become available.”

Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Daylight Time. The dial-in information for audio access is (888) 811-5448 or (913) 312-0841, Access Code: 2444128. Dial *0 for technical assistance. As the conference will begin on time, please dial in five to ten minutes prior to the scheduled start time.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:

http://www.investorcalendar.com/IC/CEPage.asp?ID=133971. Access can also be gained through Precision Castparts Corp.’s corporate website: http://www.precast.com/PCC/CorpPres.html.

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820. The replay passcode is 2444128.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, automotive, and general industrial and other markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, automotive, and other markets and supplies metal alloys and other materials to the casting and forging industry.

###

Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the impact on the Company of customer labor disputes; the availability and cost of materials, energy, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

###

Precision Castparts Corp.’s press releases are available on the Internet at GlobeNewswire’s website— http://www.globenewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS1

(Unaudited; in millions, except per share data)

	Three Months Ended		Six Months Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Net sales	$1,819.5	$1,718.7	$3,654.4	$3,369.0
Cost of goods sold	1,318.3	1,254.1	2,625.7	2,461.7
Selling and administrative expenses	96.0	96.6	199.4	187.4
Interest expense	4.6	14.6	9.5	29.0
Interest income	(2.8)	(1.0)	(4.5)	(2.8)

Income before income taxes and minority interest	403.4	354.4	824.3	693.7
Provision for income taxes	137.5	120.3	283.4	235.2
Minority interest in net earnings of consolidated entities	(0.2)	(0.3)	(0.3)	(0.6)

Net income from continuing operations	265.7	233.8	540.6	457.9
Net income from discontinued operations	3.6	1.6	4.5	3.9

Net income	$269.3	$235.4	$545.1	$461.8

Net income per share from continuing operations—basic	$1.91	$1.70	$3.88	$3.33
Net income per share from discontinued operations—basic	0.02	0.01	0.03	0.02

	$1.93	$1.71	$3.91	$3.35

Net income per share from continuing operations—diluted	$1.89	$1.67	$3.84	$3.27
Net income per share from discontinued operations—diluted	0.02	0.01	0.03	0.03

	$1.91	$1.68	$3.87	$3.30

Average common shares outstanding:
Basic	139.4	137.9	139.3	137.7
Diluted	140.7	140.1	140.8	139.9

	Three Months Ended		Six Months Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Sales by Segment
Investment Cast Products	$612.0	$531.1	$1,209.7	$1,040.5
Forged Products	781.1	813.0	1,597.6	1,586.5
Fastener Products	426.4	374.6	847.1	742.0

Total	$1,819.5	$1,718.7	$3,654.4	$3,369.0

Segment Operating Income (Loss)[2]
Investment Cast Products	$156.1	$125.6	$307.1	$245.2
Forged Products	153.1	176.4	335.9	345.9
Fastener Products	119.6	91.0	234.5	177.6
Corporate expense	(23.6)	(25.0)	(48.2)	(48.8)

Consolidated segment operating income	405.2	368.0	829.3	719.9
Interest expense	4.6	14.6	9.5	29.0
Interest income	(2.8)	(1.0)	(4.5)	(2.8)

Income before income taxes and minority interest	$403.4	$354.4	$824.3	$693.7

[1]	Reported results for the three and six months ended September 30, 2007 have been restated for discontinued operations.
[2]	Operating income represents earnings before interest and income taxes.

PRECISION CASTPARTS CORP.

SELECTED BALANCE SHEET AND CASH FLOW STATISTICS

(Unaudited; in millions)

	September 28, 2008	March 30, 2008
Cash and Debt Balances
Cash	$532.3	$221.3
Total Debt	$309.0	$355.0
Shareholders' Equity	$4,539.5	$4,045.0
Total Debt, as % of Total Capitalization	6.4%	8.1%

Working Capital Items[1]
Receivables, Net	$1,026.3	$1,027.9
Inventories	1,111.5	992.9
Accounts Payable	646.8	689.4

Total	$1,491.0	$1,331.4

	Three Months Ended
	September 28, 2008	September 30, 2007
Selected Cash Flow Items[1]
Depreciation and Amortization	$37.6	$32.1
Capital Expenditures	$56.3	$53.0
Acquisitions of Businesses	$21.2	$164.8

[1]	Reported results exclude discontinued operations; prior periods have been restated for discontinued operations.